                                                                   EXHIBIT 10.20



                              EMPLOYMENT AGREEMENT


  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made the _____day of _________, ________, by and among HASTINGS ENTERTAINMENT, INC., a Texas corporation ("Hastings") and _______________ ("Executive").


                              W I T N E S S E T H:

         WHEREAS, Hastings and its affiliates are engaged in the retail sale of books, music, video tapes, periodicals, and software and the rental of video tapes; and

         WHEREAS, Executive has expertise, experience and capability in the business of Hastings;


         WHEREAS, Executive has been, and now is serving Hastings as its ______________________________________________; and


         WHEREAS, Hastings desires to enter into this Agreement to provide severance and other benefits for Executive and obtain Executive's agreements regarding confidentiality and post- employment restrictive covenants for Hastings; and

         WHEREAS, Executive is willing to provide such agreements to Hastings.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which consideration is mutually acknowledged by the parties, it is hereby agreed as follows:

         1. Duties and Responsibilities. The duties and responsibilities of Executive are and shall continue to be of an executive nature as shall be required by Hastings in the conduct of its business. Executive's powers and authority shall include all those presently delegated to him or such other duties and responsibilities as from time to time may be assigned to him. Executive recognizes, that during his employment hereunder, he owes an undivided duty of loyalty to Hastings, and agrees to devote substantially all of his business time, skills, efforts, and attention to the performance of said duties and responsibilities and to use his best efforts to promote and develop the business of Hastings.

         2. Employment Term. Executive's employment shall continue until terminated by either party in accordance with Sections 4, 5, 6, or 7 herein. Except as may otherwise be expressly provided herein, regardless of the basis of any termination, Executive's obligations under Sections 10, 11, 12, and 13 hereof shall continue.

         3. Compensation and Benefits. During employment, Executive shall be entitled to receive a base annual salary as established by the Board of Directors of Hastings, participate in the Corporate Officer Incentive Plan ("COIP") at a level established by the Board of Directors of Hastings, shall be reimbursed for reasonable expenses incurred and accounted for in accordance with the policies and procedures of Hastings, and shall be entitled to vacation pay and other benefits applicable to employees generally, each as may from time to time be established, amended or terminated. In addition, upon execution of this Agreement, Executive shall be entitled to the Special Compensation set forth in Section 4 hereof in accordance with the terms of this Agreement.

         4. Termination by Hastings; Special Compensation.

         (a) At any time, Hastings may terminate Executive's employment for any reason. If Executive's termination is other than pursuant to Section 5, Executive shall, subject to the other provisions of this Section 4, be entitled to the following Special Compensation (as that term is defined in this Section
4) in lieu of any benefits available under any and all Hastings separation plans or policies.

         (b) For purposes of this Agreement, "Special Compensation" shall entitle Executive:


         (i) to continue to receive for a period of _____________ (__) months from the date of termination (the "Severance Period") monthly compensation at the rate equal to the monthly amount of his base annual salary in effect at the date of termination of employment;


         (ii) to receive a bonus, based on actual performance results under the COIP throughout the Severance Period provided that the amount, if any, payable under such plan for the award period including the last day of the Severance Period shall be pro rated based upon the number of months of the Severance Period that fall within the award period and the total number of months in such award period;



         (iii) to continue to receive throughout the Severance Period any executive medical, dental, life, and qualified or nonqualified retirement benefits which the Executive was receiving or was entitled to receive at the time of termination, except that long term disability and short term disability benefits cease on the last day worked;

         (c) Hastings shall pay or cause to be paid the amounts payable under paragraph (b)(i) above in equal installments, monthly in arrears, and the amount payable under paragraph (b)(ii) in accordance with the terms of such plan. All payments pursuant to this Section shall be subject to applicable federal and state income and other withholding taxes.

         (d) In addition to the Special Compensation described above, Executive shall also be entitled to any vacation pay for vacation accrued by Executive in the calendar year of termination but not taken at the time of termination.

         (e) In the event Executive becomes employed full time during the Severance Period, Executive's entitlement to continuation of the benefits described in paragraph (b)(iii) shall





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
immediately cease, however, Executive shall retain any rights to continue medical insurance coverage under the COBRA continuation provisions of the group medical insurance plan by paying the applicable premium therefor.

         The payments and benefits provided for in this Section shall be in addition to all other sums then payable and owing to Executive hereunder and, except as expressly provided herein, shall not be subject to reduction for any amounts received by Executive for employment or services provided after termination of employment hereunder, and shall be in full settlement and satisfaction of all of Executive's claims and demands.

         (f) In all events, Executive's right to receive severance and/or other benefits pursuant to this Section shall cease immediately in the event Executive is reemployed by Hastings or an affiliate or Executive or breaches any provision of Sections 10, 11, 12 or 13 hereof. In all cases, Hastings' rights under Section 14 shall continue.

         (g) In the event that the Special Compensation is determined to be an "excess parachute payment" under section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, subject to the excise tax imposed by section 4999 of the Code or any successor provision (the "Excise Tax"), Hastings agrees to pay to Executive an additional sum (the "Gross Up") in an amount such that the net amount retained by Executive, after receiving both the Special Compensation and the Gross Up and after paying: (i) any Excise Tax on the Payment and the Gross Up, and (ii) any Federal, state and local income taxes on the Gross Up, is equal to the amount of the Special Compensation.

         For purposes of determining the Gross Up, Executive shall be deemed to pay state and local income taxes at the highest marginal rate of taxation in his filing status for the calendar year in which the Special Compensation is to be made based upon Executive's domicile on the date of the payment. The determination of whether such Excise Tax is payable and the amount of such Excise Tax shall be based upon the opinion of tax counsel selected by Hastings subject to the approval of Executive. If such opinion is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be calculated (with Gross Up, if applicable) by such tax counsel based upon the final amount of Excise Tax so determined. The final amount shall be paid, if applicable, within thirty (30) days after such calculations are completed.

         5. Voluntary Resignation by Executive; Termination for Cause; Total Disability; Death. Upon termination of Executive's employment by either Voluntary Resignation or Termination for Cause (as those terms are defined in this Section 5), Executive shall have no right to compensation, severance pay or other benefits described herein but Executive's obligations under Sections 10, 11, 12 and 13 hereof shall continue. Upon termination for total disability, Executive's obligations under Sections 10, 11, 12, and 13 hereof shall continue.

         (a) Voluntary Resignation by Executive. At any time, Executive has the right, by written notice to Hastings, to terminate his services hereunder ("Voluntary Resignation"), effective as of sixty (60) days after such notice.





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
         (b) Termination for Cause by Hastings. At any time, Hastings has the right to terminate Executive's employment for cause. Termination upon the occurrence of any of the following shall be deemed termination for cause ("Termination for Cause"):

         (i) any act, or failure to act, by Executive involving fraud or willful malfeasance in the performance of his duties under this Agreement, including, but not limited to, Executive's willful failure to serve as a full time employee of Hastings pursuant to the terms and provisions of Section 1 of this Agreement; or

         (ii) Executive's willful engagement in conduct which is demonstrably and materially injurious to Hastings.

         Termination for failure to meet performance expectations, unless willful, continuing and substantial, shall not be deemed a Termination for Cause. For Termination for Cause, written notice of the termination of Executive's employment by Hastings shall be served upon Executive and shall be effective as of the date of such service. Such notice given by Hastings shall specify the act or acts of Executive underlying such termination.

         (c) Total Disability. Upon the total disability of Executive, as disability is defined in the disability policies and plans applicable to Executive, Executive shall have no right to compensation or severance pay described herein but shall be entitled to long term disability and other such benefits afforded under Hastings' applicable policies and plans.

         (d) Death. Upon the death of Executive, Executive estate shall have no right to receive compensation or other severance pay described herein, but shall be entitled to receive any benefits afforded under Hastings' applicable policies and plans.

         6. Resignation Following Constructive Discharge. If at any time, except in connection with a termination pursuant to Sections 4, 5, or 7, Executive is Constructively Discharged (as that term is defined in this Section
6) then Executive shall have the right, by written notice to Hastings within sixty (60) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice. Executive shall in such event be entitled to the compensation and benefits as if such employment were terminated pursuant to Section 4 of this Agreement.

         For purposes of this Agreement, Executive shall be "Constructively Discharged" upon the occurrence of any one of the following events:

         (a) Executive is removed from his position with Hastings other than as a result of Executive's appointment to a position of equal or superior scope and responsibility; or

         (b) Executive's targeted total compensation is reduced by more than 20% (other than across-the-board reductions similarly affecting all executive officers of Hastings).





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
         7. Effect of Change in Control.

         (a) Upon a Change in Control, Executive will be entitled to a payment (the "Change of Control Gross-Up") for all unexercised incentive stock options, and shares owned immediately prior to the Change of Control that were acquired as a result of incentive stock options exercised within 12 months prior to the Change in Control and non- qualified options exercised within 18 months prior to the Change in Control. Payments will be determined separately for each option, and type of option, granted.

         The Change of Control Gross-Up shall be determined in accordance with the following formula:

         (i)       For all unexercised incentive stock options

                          G = [((P - E) x N) x L] / M

         Where            G = Change of Control Gross-Up Payment

                          P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Hastings in office immediately prior to the Change in Control.

                          E = The exercise price per share of the incentive stock option.

                          N = The number of unexercised shares of such incentive stock option.

                          L = The long term capital gains tax rate in effect for the calendar year in which the Change of Control Gross-Up is to be made.

                          M = The highest marginal rate of taxation in the Executive's filing status for the calendar year in which the Change of Control Gross-Up is to be made.


         (ii) For all Incentive Stock Options exercised within the 12-month period prior to the Change in Control and owned by Executive immediately prior to the Change in Control.

                          G = [((P - F) x Q) x L] / M

         Where            G = Change of Control Gross-Up Payment





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
                          P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Hastings in office immediately prior to the Change in Control.

                          F = The exercise price of such option.

                          Q = The number of shares exercised in such Incentive Stock Option.

                          L = The long term capital gains tax rate in effect for the calendar year in which the Change of Control Gross-Up is to be made.

                          M = The highest marginal rate of taxation in the Executive's filing status for the calendar year in which the Change of Control Gross-Up is to be made.

         (iii) For all non qualified stock options exercised within the 18-month period prior to the Change in Control and owned by Executive immediately prior to the Change in Control.

                          G = [((P - V) x Q) x L] / M

         Where            G = Change of Control Gross-Up Payment

                          P = The price per share paid in the tender offer or merger agreement that results in the Change in Control. If no such tender offer or merger agreement occurs in connection with a Change in Control, then the price per share shall be determined by a majority of disinterested incumbent members of the Board of Directors of Hastings in office immediately prior to the Change in Control.

                          V = The fair market value of the stock at time of exercise of the non-qualified option (determined as of the closing price of the stock on the date such option is exercised).

                          Q = The number of shares exercised in such Incentive Stock Option.

                          L = The long term capital gains tax rate in effect for the calendar year in which the Change of Control Gross-Up is to be made.

                          M = The highest marginal rate of taxation in the Executive's filing status for the calendar year in which the Change of Control Gross-Up is to be made.





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
         The Change in Control Gross-Up for unexercised incentive stock options shall be paid upon surrender and cancellation of the incentive stock options. The Change in Control Gross-Up for incentive stock options exercised in the 12-month period prior to the Change in Control and for non-qualified stock options exercised in the 18-month period prior to the Change in Control shall be paid upon the Change in Control.

         (b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if:


         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than John H. Marmaduke, the John H. Marmaduke Family Limited Partnership, the Stephen S. Marmaduke Family Limited Partnership, the Estate of Sam Marmaduke, deceased, a trustee or other fiduciary holding securities under an employee benefit plan of Hastings or any of its affiliates, and other than Hastings or a corporation owned, directly or indirectly, by the stockholders of Hastings in substantially the same proportions as their ownership of stock of Hastings, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
                 Act), directly or indirectly, of securities of Hastings representing 33 1/3% or more of the combined voting power of Hastings' then outstanding securities, or

         (ii) during any period of two consecutive years (not including any period prior to the date of this Agreement), incumbent members cease for any reason to constitute a majority of the members of the Board of Directors of Hastings;


         A member of the Board of Directors of Hastings shall be an "incumbent member" if such individual is as of the date of this Agreement or at the beginning of the applicable two consecutive year period a member of the Board of Directors of Hastings, and any new director after the date of this Agreement (other than a director designated by person who has entered into an agreement to effect a transaction described in subparagraph (i) above) whose election to the Board or nomination for election by the stockholders of Hastings was approved by a vote of at least two-thirds (2/3) of the directors still in office who either were directors as of the date hereof or as of the first day of the applicable two consecutive year period or whose election or nomination for election was previously so approved.

         A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 7.

         (c) In the event that within one year of a Change in Control (as that term is defined in this Section 7) Executive's employment is terminated by Hastings other than pursuant to Section 5 hereof; then Executive shall be entitled to the Special Compensation and, if applicable, the Gross-Up described in Section 4.





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         (d)      Except as otherwise specifically provided, amounts paid under this Section 7 shall be paid, if applicable, within thirty (30) days after such calculations are completed.

         (e) In the event Executive's employment is terminated pursuant to this Section 7, Executive shall be bound by Sections 10, 12, and 13, but shall not have any continuing obligations under Section 11, except as otherwise required by common law or statute.

         8. Dispute Resolution. All disputes arising under this Agreement, other than those disputes relating to Executive's alleged violations of Sections 10 through 13 herein, shall be submitted to arbitration by the American Arbitration Association of Dallas, Texas. Costs of arbitration shall be borne equally by the parties. The decision of the arbitrators shall be final and there shall be no appeal from any award rendered. Any award rendered may be entered as a judgment in any court of competent jurisdiction. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorneys' fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This
Section 8 does not apply to any action by Hastings to enforce Sections 10 through 13 of this Agreement and does not in any way restrict Hastings' rights under Section 14 herein.

         9. Enforcement. All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Hastings if Executive is successful pursuant to a legal judgment, arbitration or settlement.

         10. Confidential Information. Executive acknowledges that during the course of his employment he has learned or will learn or develop Confidential Information (as that term is defined in this Section 10). Executive further acknowledges that unauthorized disclosure or use of such Confidential Information, other than in discharge of Executive's duties, will cause Hastings irreparable harm.

         For purposes of this Section, Confidential Information means trade secrets (such as technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other proprietary information concerning the business of Hastings, or its affiliates, including but not limited to: pricing and financial information computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; personnel information, including the identity of other employees of Hastings, their responsibilities, competence, abilities, and compensation; current and prospective suppliers' lists and information on suppliers; information concerning planned or pending acquisitions or divestitures; and information concerning purchases or leasing of major equipment or property, which information: (a) has not been made generally available to the public; and (b) is useful or of value to the current or anticipated business, or research or development activities of Hastings or of any supplier of Hastings, or (c) has been identified to Executive as confidential by Hastings, either orally or in writing.





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
         Except in the course of his employment and in the pursuit of the business of Hastings or any of its subsidiaries or affiliates, Executive shall not, during the course of his employment, or for a period of eighteen (18) months following termination of his employment for any reason, directly or indirectly, disclose, publish, communicate or use on his behalf or another's behalf, any proprietary information or data of Hastings or any of its subsidiaries or affiliates.

         Executive acknowledges that Hastings operates and competes nationally, and that Hastings will be harmed by unauthorized disclosure or use of Confidential Information regardless of where such disclosure or use occurs, and that therefore this confidentiality agreement is not limited to any single state or other jurisdiction.

         11. Non-Competition.


         (a) Executive acknowledges that use or disclosure of Confidential Information described in Section 10 is likely if Executive were to perform services on behalf of a competitor of Hastings. Therefore, Executive shall not, for eighteen (18) months following termination of employment for any reason (the "Non-Compete Period"), accept any position, where the performance of duties in that position will involve managing, controlling, participating in, investing in, acting as consultant or advisor to, rendering services for, or otherwise assisting any person or entity that engages in or owns any business that is in the retail multi-media entertainment business. For purposes of this Agreement, "retail multi-media entertainment business" means any company or other entity that derives more than 5% of its gross revenues from the retail sale of any one or more of the following: the sale of books, the sale of pre-recorded music, the sale of pre-recorded video tapes, the sale of software, or the rental of pre-recorded video tapes. Executive acknowledges that Hastings operates and competes nationally, and that therefore this non-competition agreement is not limited to any single state or other jurisdiction.


         (b) This section shall not prevent Executive from using general skills and experience developed during employment with Hastings or other Hastings; or from accepting a position of employment with another company, firm, or other organization which competes with Hastings, if its business is diversified and Executive is employed in a part of the business that is not related to the multi-media entertainment business and provided that such position does not require or permit the disclosure or use of Confidential Information.

         (c) The ownership by Executive of less than five percent (5%) or less of a publicly-traded class of securities shall not be deemed a violation of this Section 11.

         (d) Executive represents and warrants to Hastings that the enforcement of the restriction contained in this Section 11 will not be unduly burdensome to Executive and is part of the inducement for Hastings to pay the Special Compensation. Executive further represents and acknowledges that Executive is willing and able to be employed by other employers not prohibited by this
Section 11. In the event that a court of competent jurisdiction determines that this covenant does not meet the requirements of Section 15.50 of the Texas Business & Commerce





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
Code ("TBCC"), then Hastings and Executive each agree that Hastings and Executive are deemed to have requested reformation by such court pursuant to
Section 15.51 of the TBCC.

         (e) Executive agrees that a breach or violation of this covenant not to compete by Executive shall entitle Hastings, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies which Hastings may have if Executive is in breach of this covenant not to compete, and that the time period of this covenant shall be extended for an amount of time that Executive is in breach thereof.

         (f) If Executive violates any covenant contained in Section 11 and Hastings brings legal action for injunctive or other relief, Hastings shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenant of Executive contained in this Section 11 shall be deemed to have duration as specified above, which period shall continue until the later of (i) the last day of the eighteen (18) month period described above, or (ii) the date specified in a final judgment of a court of competent jurisdiction enforcing the covenants of Executive in this Section 11.

         12. Inducement of Other Employees. For an eighteen (18) month period following termination of employment, Executive will not directly or indirectly solicit, induce or encourage any employee or agent of Hastings to terminate his relationship with Hastings.

         13. Return of Hastings' Property. All notes, reports, sketches, plans, published memoranda or other documents created, developed, generated or held by Executive during employment concerning or related to Hastings' business, and whether containing or relating to Confidential Information or not, are the property of Hastings and will be promptly delivered to Hastings upon termination of Executive's employment for any reason whatsoever. During the course of employment, Executive shall not remove any of the above property containing Confidential Information, or reproductions or copies thereof, or any apparatus from Hastings' premises without authorization.

         14. Remedies. Executive acknowledges that the restraints and agreements herein provided are fair and reasonable, that enforcement of the provisions of Sections 10, 11, 12 and 13 will not cause him undue hardship and that said provisions are reasonably necessary and commensurate with the need to protect Hastings and its legitimate and proprietary business interests and property from irreparable harm.

         Executive acknowledges that failure to comply with the terms of this Agreement will cause irreparable damage to Hastings. Therefore, Executive agrees that, in addition to any other remedies at law or in equity available to Hastings for Executive's breach or threatened breach of this Agreement, Hastings is entitled to specific performance or injunctive relief, without bond, against Executive to prevent such damage or breach, and the existence of any claim or cause of action Executive may have against Hastings will not constitute a defense thereto. Executive further agrees to pay reasonable attorney fees and costs of litigation





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incurred by Hastings in any proceeding relating to the enforcement of the
Agreement or to any alleged breach thereof in which Hastings shall prevail in whole or in part.

         In the event of a breach or a violation by Executive of any of the covenants and provisions of this Agreement, the running of the Non-Compete Period (but not of Executive's obligation thereunder), shall be tolled during the period of the continuance of any actual breach or violation.

         15. Entire Understanding. This Agreement constitutes the entire understanding between the parties relating to Executive's employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters.

         16. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, Executive's executors, administrators, legal representatives, heirs, successors, and assigns and the successors and assigns of Hastings. Hastings shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Hastings, expressly and unconditionally to assume and agree to perform Hastings' obligations under this Agreement, in the same manner and to the same extent that Hastings would be required to perform if no such succession or assignment had taken place.

         18. Partial Invalidity. The various provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Should any provision of this Agreement be determined to be void and unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision or part thereof, and such provision or part thereof shall be deemed modified to the extent required to permit enforcement. Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Executive hereby agrees that such scope may be judicially modified accordingly.

         19. Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Hastings and Executive to express their mutual intent and no rule of strict construction shall be applied against any person.

         20. Waiver. The waiver of any party hereto of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.





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         21. Notices. Any notice or other communication required or permitted to be given hereunder shall be determined to have been duly given to any party
(a) upon delivery to the address of such party specified below if delivered personally or by courier; (b) upon dispatch if transmitted by telecopy or other means of facsimile, provided a copy thereof is also sent by regular mail or courier; or (c) within forty-eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as certified mail, return receipt requested, addressed, in any case to the party at the following address(es) or telecopy numbers:





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
         If to Executive:


         ___________________________
         c/o Hastings Entertainment, Inc.
         P.O. Box 35350
         Amarillo, TX 79120
         Facsimile: (806) 351-2299


         If to Hastings:

         Hastings Entertainment, Inc.
         P.O. Box 35350
         Amarillo, TX 79120
          Facsimile: (806) 351-2299
         Attention: Corporate Secretary

or to such other address(es) or telecopy number(s) as any party may designate by written notice in the aforesaid manner.

         22. Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Texas.

         23. Gender. Wherever from the context it appears appropriate, each term stated in either the singular of plural shall include the singular and the plural, and the pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine or neuter.

         24. Headings. The headings of the Sections of this Agreement are for reference purposes only and do not define or limit, and shall not be used to interpret or construe the contents of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date above set forth.

                                        HASTINGS ENTERTAINMENT, INC.




                                        By:
                                           -----------------------------
                                           Name and Title


                                        --------------------------------
                                        [Executive]






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